For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

          FIRST KEYSTONE CORPORATION ANNOUNCES INCREASE
                  IN FIRST QUARTER 2009 EARNINGS

Berwick, Pennsylvania - April 30, 2009 - First Keystone
Corporation (OTC BB: FKYS), parent company of First Keystone
National Bank, reported net income of $2,102,000 for the quarter ending March 31, 2009, or an increase of 22.1% over the first quarter of 2008.

Earnings per share were $.39, in the first quarter of 2009 as compared to $.32 in the first quarter of 2008, an increase of 21.9%. Cash dividends paid in the first quarter of 2009 were $.23 per share as compared to $.22 paid in the first quarter of 2008, an increase of 4.5%.

President J. Gerald Bazewicz reported, "Continued improvement in our net interest margin and excellent control of non interest expenses, which increased only 1.9% from the first quarter of 2008, were the keys to increased earnings."

Total assets and deposits increased to $716,640,000 and $542,294,000 as of March 31, 2009, an increase of 5.1% and 5.0%
respectively over first quarter 2008. Loans, net of unearned income increased to $411,135,000, an increase of 6.9% over the first quarter of 2008.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 14 full service offices in Columbia (5), Luzerne (4), Montour (1), and Monroe (4) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
     800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc.,
800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning
& Scattergood, Inc., 800-883-8383.



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


Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 1172.





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